Exhibit 23

Consent of Independent Registered Public Accounting Firm

The Board of Directors
CenturyLink, Inc.:
We consent to the incorporation by reference in the registration statements (No. 333-227251, No. 333-202411,
No. 333-212575, No. 333-187366, and No. 333-179888) on Form S-3, the registration statements (No. 333-225154, No. 33-60061, No. 333-160391, No. 333-37148, No. 333-60806, No. 333-150157,
No. 333-124854, No. 333-150188, No. 333-174571, and No. 333-221267) on Form S-8, and the registration statements (No. 33-48956, No. 333-17015, No. 333-167339, No. 333-174291, No. 333-206725 and
No. 333-215121) on Form S-4 of CenturyLink, Inc. of our reports dated March 11, 2019, with respect to the consolidated balance sheets of CenturyLink, Inc. and subsidiaries as of December 31, 2018 and 2017, the related consolidated statements of operations, comprehensive (loss) income, cash flows, and stockholders’ equity for each of the years in the three-year period ended December 31, 2018, and the related notes, and the effectiveness of internal control over financial reporting as of December 31, 2018, which reports appear in the December 31, 2018 annual report on Form 10‑K of CenturyLink, Inc.

Our report dated March 11, 2019, on the effectiveness of internal control over financial reporting as of December 31, 2018, expresses our opinion that CenturyLink, Inc. did not maintain effective internal control over financial reporting as of December 31, 2018 because of the effect of material weaknesses on the achievement of the objectives of the control criteria and contains an explanatory paragraph that states material weaknesses have been identified related to (i) ineffective design and operation of process level controls over the fair value measurement of certain assets acquired and liabilities assumed in a business combination, which arose because the Company did not conduct an effective risk assessment to identify and assess changes needed to process level controls resulting from the business combination, did not clearly assign responsibility for controls over the fair value measurements, and did not maintain effective information and communication processes to ensure the necessary information was available to personnel on a timely basis so they could fulfill their control responsibilities related to the fair value measurements; and (ii) ineffective design and operation of process level controls over the existence and accuracy of revenue transactions, which arose because the Company did not conduct an effective risk assessment to identify risks of material misstatement related to revenue transactions, and included in management's assessment.

/s/ KPMG LLP
Shreveport, Louisiana
March 11, 2019